Exhibit 99.1

HCC APPROVES NEW
SHARE REPURCHASE PROGRAM
HOUSTON (June 1, 2010) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that its Board of Directors has authorized the repurchase of up to an aggregate of $300 million of its common stock.
The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Repurchases under the plan will be subject to market and business conditions, as well as the Company’s level of cash generated from operations, cash required for acquisitions, debt covenant compliance, trading price of the stock being at or below the Company’s estimated book value, and other relevant factors. The plan does not obligate the Company to purchase any particular number of shares, has no expiration date, and may be suspended or discontinued at any time at the Company’s discretion.
“HCC’s repurchase plan reflects our confidence in the strength of our financial position, our earnings capacity, and our continued commitment to manage capital efficiently while continuing to seek opportunities for growth,” HCC President and Chief Executive Officer John N. Molbeck, Jr., said.
This authorization replaces an existing program approved by the Board on June 20, 2008 to purchase up to $100 million of the Company’s common stock under which in excess of $99 million has been purchased.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of March 31, 2010, HCC had assets of $8.9 billion and shareholders’ equity of $3.1 billion. HCC’s major domestic and international insurance companies have a financial strength rating of “AA (Very Strong)” from Standard & Poor’s Corporation. HCC’s major domestic insurance companies have a financial strength rating of “AA (Very Strong)” from Fitch Ratings, “A1 (Good Security)” from Moody’s Investors Service, Inc., and “A+ (Superior)” by A.M. Best Company, Inc.
For more information about HCC, please visit http://www.hcc.com.
Contact:	Jonathan Lee, HCC Director of Investor Relations Telephone: (713) 996-1156
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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